Exhibit 10.2

FIRST AMENDMENT TO

CONSULTANCY AGREEMENT

This First Amendment to Consultancy Agreement (this “Amendment”), dated March 31, 2021 and effective as of December 1, 2020 (the “Effective Date”), amends that certain Consultancy Agreement dated February 22, 20211 (the “Consultancy Agreement”), by and between 180 Life Sciences Corp., a Delaware corporation (the “Company” or “180 LS”) and Prof Jagdeep Nanchahal (the “Consultant”). Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Consultancy Agreement.

WHEREAS, the Company and the Consultant desire to enter into this Amendment to amend the Consultancy Agreement on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Amendments to Consultancy Agreement. Unless expressly set out below, the clauses of the Consultancy Agreement not listed below will remain unaffected. The following amended clauses will be effective as of the Effective Date:

a.	CannBioRex Pharma Limited shall be added as an additional party to the agreement, such that the parties clause shall read as follows:

BETWEEN:

(1) 180 LIFE SCIENCES CORP., a Delaware corporation (“180 LS”); and

(2) CannBioRex Pharma Limited, incorporated and registered in England and Wales with company number 11331809 whose registered office is at 601 International House, 223 Regent Street, London, England, W1B 2QD], and is (i) a subsidiary of the Company and (ii) a member of the Group (“CannBioRex UK”); and

(3) Prof Jagdeep Nanchahal (the “Consultant”).

180 LS and CannBioRex UK together shall be referred to as “the Company” and any reference to the Company in the Consultancy Agreement or this Amendment, shall refer to both 180 LS and CannBioRex UK, save as provided for below:

b.	Clause 1.1:

i.	Board means the board of directors of 180 LS from time to time.

ii.	Business of the Company means 180 LS’s research and development of therapies targeting indications within inflammation. Specifically, early stage Dupuytren’s disease (DD), frozen shoulder, lung and liver fibrosis (NASH), and Post-Operative Delirium/Post-Operative Cognitive Decline (POCD).

[1]	https://www.sec.gov/Archives/edgar/data/1690080/000121390021013180/ea136864ex10-1_180lifesci.htm

First Amendment to Consultancy Agreement

c.	Clause 2.1: With effect from the Commencement Date, CannBioRex UK shall engage the Consultant to provide the Services and the Consultant shall make himself available, to provide the Services to the 180 LS and the Group along with such other services consistent with the Services as 180 LS may require of the Consultant from time to time on the terms set out in the Consultancy Agreement. Services are more clearly defined in Schedule 1 of the Consultancy Agreement.

d.	Clause 3.1(c): acquaint himself and comply with any working practices, rules or procedures applicable to independent contractors at any location where the Services are being performed (whether or not the 180 LS’s premises);

e.	Clause 3.1(e): act in, and use his best endeavours to promote and protect, the interests of the Group in accordance with the general policy and directions of 180 LS;

f.	Clause 3.1(f): comply with all reasonable instructions given to him by 180 LS provided that the Consultant shall not be subject to the direction of 180 LS as to the manner in which the Services are to be provided; and

g.	Clause 3.1(g): give to 180 LS such information regarding the provision of the Services or obtained by him in the course of performing the Services as 180 LS may require.

h.	Clause 3.3: If the Consultant is unable to provide the Services due to illness or injury, the Consultant shall inform 180 LS and, if the absence continues, shall keep 180 LS informed of the reason for the absence and its expected duration.

i.	Clause 3.4: The Consultant shall immediately disclose any conflict of interest to 180 LS which arises in relation to the provision of the Services as a result of any present or future appointment, employment or other interest of the Consultant.

j.	Clause 4.1: In consideration of the Consultant’s provision of the Services, CannBioRex UK shall pay the Consultant 15,000 GBP per month during the term of the Consultancy Agreement (collectively, the “Fee”). The consulting fee will increase to 23,000 GBP on the date (a) of publication of the data from the phase 2b clinical trial for Dupuytren’s disease (RIDD) and (b) 180 LS has successfully raised over $15M in capital. The fee will increase annually thereafter to reflect progression in other clinical trials and laboratory research as approved by the 180 LS Board of Directors.

First Amendment to Consultancy Agreement

k.	Clause 4.2: The Consultant shall invoice CannBioRex UK on the same day of each month as the Commencement Date, for the Fee incurred in respect of the preceding month. CannBioRex UK shall pay any invoice submitted within 30 calendar days of receipt.

l.	Clause 4.3: CannBioRex UK shall be entitled to deduct from the Fee due to the Consultant any sums that the Consultant may owe to the Company at any time.

m.	Clause 4.4: The Consultant shall be eligible to participate in 180 LS’s stock option plan, as in effect from time to time (the “Stock Option Plan”). All grants of stock options made to the Consultant will be made in accordance with and subject to the terms of the Stock Option Plan (including after applicable blackout periods) and subject to approval of the Board and any stock exchange on which 180 LS’s shares are traded. The grant of any stock options will be made at the discretion of the Board in accordance with the terms of the Stock Option Plan. The Consultant acknowledges that the Board will be entitled to impose vesting conditions in connection with any grant of options.

n.	Clause 4.5: The Consultant shall receive a bonus (“Bonus 1”) in the sum of 100,000 GBP upon submission of the Dupuytren’s disease clinical trial data for publication in a peer-reviewed journal. In addition, for prior work performed, including completion of the recruitment to the RIDD (Dupuytrens) trial on 9 April 2019, the Consultant shall receive 434,673 GBP (“Bonus 2”). At the election of the Consultant, this Bonus 2 shall be paid at least 50% (fifty percent) or more, as the Consultant elects, in 180 LS stock at a share price of $3.00 USD, or on the date of the grant, whichever is lower (subject to the applicable rules and regulations of The NASDAQ Capital Market), with the remainder in GBP to be paid by CannBioRex UK.

o.	Clause 4.6:

i.	The Bonus 2 shall be deemed earned and payable upon 180 LS raising a minimum of $15 million USD in additional funding, through the sale of debt or equity, after the Commencement Date (the “Vesting Date”) and shall not be accrued, due or payable prior to such Vesting Date. Bonus 2 shall be payable by 180LS within 30 calendar days of the Vesting Date.

ii.	The Consultant shall receive another one-time bonus (“Bonus 3”) of 5,000 GBP on enrollment of the first patient to the phase 2 frozen shoulder trial, and another one-time bonus (“Bonus 4”) of 5,000 GBP for enrollment of the first patient to the phase 2 delirium/POCD trial. Bonus 3 and Bonus 4 shall be payable by CannBioRex UK within 30 calendar days of (i) enrollment of the first patient to the phase 2 frozen should trial (in respect of Bonus 3) and (ii) enrollment of the first patient to the phase 2 delirium/POCD trial (in respect of Bonus 4).

First Amendment to Consultancy Agreement

p.	Clause 5: All expenses, including but not limited to travel, reasonably incurred and pre-approved, and for the purposes of fulfilling your duties, will be reimbursed by CannBioRex UK.

q.	Clause 6.3: This clause shall not apply to information which:

(a)	is used or disclosed in the proper performance of the Services or with the prior written consent of 180 LS, or which may be disclosed pursuant to duties of the Consultant in his employment at the University of Oxford;

(b)	or comes to be in the public domain (except as a result of a breach of the Consultant’s obligations under Clause 6.2 above); or

(c)	is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

r.	Clause 9.3 (first paragraph only): 180 LS and CannBioRex UK each expressly acknowledge that all existing and future (foreground and background) Intellectual Property Rights in IP Materials made, conceived, developed, or created by the Consultant whilst providing Services, and that relate to the Business of the Company, automatically belong to the University of Oxford to the extent permitted by law and as governed by the agreements set out below (together the “University Agreements”); except where any rights are granted to the 180 LS under those University Agreements from time to time:

s.	Clause 9.4: If,

(a)	in the course of providing the Services, the Consultant makes, conceives, develops, or creates any Intellectual Property Rights that fall outside of the provisions in Clause s above; and

(b)	the University of Oxford does not have ownership of those Intellectual Property Rights (whether pursuant to the University Agreements, or otherwise),

the Consultant agrees that such Intellectual Property Rights shall belong to 180 LS. The Consultant agrees that they shall be assigned to 180 LS to the extent that they do not vest automatically.

t.	Clause 9.5(b): 180 LS and CannBioRex UK each expressly confirm and agree that any rights granted under the University Agreements supersede any Intellectual Property Rights that 180 LS (or for the avoidance of doubt CannBioRex UK) may have to intellectual property made, conceived, developed or created by the Consultant during his engagement. In the event there is any conflict between the terms of the Consultancy Agreement and the University Agreements, the University Agreements shall prevail to the fullest extent permitted by law.

First Amendment to Consultancy Agreement

u.	Clause 9.6: The Consultant agrees that he shall co-operate with 180 LS, to assist it in determining the rights of the University under the University Agreements, to the extent there is, or may be a potential conflict in respect of any Intellectual Property Rights. 180 LS confirms and agrees that the rights of the University under the terms of the University Agreements prevail over any rights that 180 LS may assert in respect of any Intellectual Property Rights at all times, and in any jurisdiction.

v.	Clause 9.8: The Consultant agrees, to the extent reasonably required, to sign all documents and do all other acts (including joining in any application which may be made for the registration of any Intellectual Property Rights) that 180 LS reasonably requests (at its expense) to enable 180 LS to enjoy the full benefit of this Clause.

w.	Clause 10.1(b): the Consultant shall not engage in any such activity if it relates to a business which is in any way competitive with the business of 180 LS (or any Group Company) without the prior written consent of 180 LS.

x.	Clause 11.1: This agreement shall continue in force until the date three years after the Commencement Date and can be terminated in accordance with this Clause 11.1 by CannBioRex UK, or the Consultant prior to such date, only as set out below.

y.	Clause 11.2: If neither CannBioRex UK or the Consultant terminates the Consultancy Agreement in accordance with Clause 11.1 above, the Consultancy Agreement shall automatically renew on the date three years after the Commencement Date for a further three years, and continue to do so, until terminated as provided herein.

z.	Clause 11.3: The Consultant shall be entitled to terminate this agreement on giving to CannBioRex UK 12-months’ notice in writing.

aa.	Clause 11.4: CannBioRex UK shall be entitled to terminate this agreement on giving to the Consultant 12-months’ notice in writing only if the consultant fails to perform the duties detailed in Schedule 1.

bb.	Clause 11.5: If this agreement is terminated by CannBioRex UK for any reason other than cause, the Consultant shall be entitled to a lump sum payment of 12 months of his fee as at the date of termination.

cc.	Clause 11.6: CannBioRex UK may, without prejudice to any other rights it may have, terminate this agreement immediately by written notice to the Consultant if:

(a)	the Consultant fails or neglects efficiently and diligently to perform the Services or is guilty of any breach of its or his obligations under this agreement (including any consent granted under it);

(b)	the Consultant is guilty of any fraud or dishonesty or acts in a manner (whether in the performance of the Services or otherwise) which, in the reasonable opinion of the Company, has brought or is likely to bring the Consultant, 180 LS or any Group Company into disrepute or is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

(c)	the Consultant becomes bankrupt or makes any arrangement or composition with his creditors.

First Amendment to Consultancy Agreement

dd.	Clause 11.7: Upon termination of this agreement for whatever reason the Consultant shall:

(d)	deliver to the 180 LS all books, documents, papers, materials, records, correspondence (on whatever media and wherever located) relating to the business of the Company or its customers, and any keys, mobile telephones or other property which may then be in his possession or under his power or control; and

(e)	delete any information relating to the business of any Group Company or its customers stored on any computer, disk, memory stick or other storage media which is in the Consultant’s possession or control outside the premises of the 180 LS.

ee.	Clause 13.3: The Consultant shall be responsible for, and indemnify CannBioRex UK in respect of, the payment of national insurance, income tax and any other form of taxation in respect of the Fee (including any interest or penalties imposed on the CannBioRex UK in respect of such payments).

ff.	Clause 13.5: Consultant is acquiring the shares of 180 LS stock issuable, or issued, pursuant to this Agreement (the “Stock”), for his own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in a manner which would require registration under the Securities Act or any state securities laws. Consultant can bear the economic risk of investment in the Stock, has knowledge and experience in financial business matters, is capable of bearing and managing the risk of investment in the Stock and is an “accredited investor” as defined in Regulation D under the Securities Act. Consultant recognizes that the Stock has not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Stock is registered under the Securities Act or unless an exemption from registration is available. Consultant has carefully considered and has, to the extent he believes such discussion necessary, discussed with his respective professional, legal, tax and financial advisors, the suitability of an investment in the Stock for his particular tax and financial situation and his respective advisers, if such advisors were deemed necessary, have determined that the Stock is a suitable investment for him. Consultant has not been offered the Stock by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Consultant’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. Consultant has had an opportunity to ask questions of and receive satisfactory answers from 180 LS, or persons acting on behalf of 180 LS, concerning the terms and conditions of the Stock and 180 LS, and all such questions have been answered to the full satisfaction of Consultant. Consultant is relying on his own investigation and evaluation of 180 LS and the Stock and not on any other information.

First Amendment to Consultancy Agreement

gg.	Clause 14.1: With effect from the Commencement Date, all other agreements and arrangements between the Consultant and the Company relating to the provision of Services by the Consultant shall cease to have effect and accordingly any sum or sums paid to the Consultant by way of fees under any such other agreements or arrangements in respect of any periods since that date shall be deemed to have been received by the Consultant on account of the Fee. The Consultancy Agreement, together with this Amendment, constitutes the entire agreement and understanding between the parties.

hh.	Clause 15.1: Any notices or other document to be served under the Consultancy Agreement, or this Amendment, may be delivered via courier (FedEx, UPS or similar international shipping company), sent by email or by first class post to the party to be served, in the case of 180 LS, at 180 LS’s registered office for the time being or, in the case of CannBioRex UK, at CannBioRex UK’s registered office for the time being, or in the case of the Consultant, to his last known address.

2. Effect of Amendment. Upon the effectiveness of this Amendment, each reference in the Consultancy Agreement to “Consultancy Agreement”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Consultancy Agreement, as applicable, as modified and amended hereby.

3. Consultancy Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Consultancy Agreement and the terms and conditions thereof shall remain in full force and effect.

4. Entire Agreement. This Amendment sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise.

5. Counterparts and Signatures. This Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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First Amendment to Consultancy Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written to be effective as of the Effective Date.

COMPANY

180 Life Sciences Corp.

/s/ James N. Woody
James N. Woody
Chief Executive Officer

CONSULTANT

/s/ Jagdeep Nanchahal
Prof Jagdeep Nanchahal

CANNBIOREX PHARMACEUTICALS LTD.

CannBioRex Pharmaceuticals Ltd.

By:	/s/ Ozan Pamir

Its:	CFO

Printed Name:	Ozan Pamir

 First Amendment to Consultancy Agreement